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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                    FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER: 0-23421

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                       BUILDING ONE SERVICES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    110 Chesire Lane, Suite 210, Minnetonka, Minnesota 55305 (612) 249-4900
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  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)



                                     NONE

(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS UNDER
                        SECTION 13(A) OR 15(D) REMAINS)



          PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I)    [X]             RULE 12H-3(B)(1)(II)    [ ]
     RULE 12G-4(A)(1)(II)   [ ]             RULE 12H-3(B)(2)(I)     [ ]
     RULE 12G-4(A)(2)(I)    [ ]             RULE 12H-3(B)(2)(II)    [ ]
     RULE 12G-4(A)(2)(II)   [ ]             RULE 15D-6              [ ]
     RULE 12H-3(B)(1)(I)    [X]


APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
0
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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Building One Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                              BUILDING ONE SERVICES CORPORATION



DATE: February 23, 2000             By:        /s/ F. TRAYNOR BECK
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                                            F. Traynor Beck
                                            Executive Vice President, General
                                            Counsel and Secretary